Exhibit 10.2

United Parcel Service, Inc.

Form of Non-Management Director

Restricted Stock Unit Award Agreement

THIS AGREEMENT evidences the grant by UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Company”), in accordance with the United Parcel Service, Inc. Incentive Compensation Plan (the “Plan”) to             , a non-management director of the Company, of              Restricted Stock Units (“RSUs”). Each RSU has a value that equals the value of one share of the Company’s class A common stock (“Share”). This Award is granted effective as of May 5, 2010 (“Grant Date”) and is subject to all of the terms and conditions set forth below.

Terms and Conditions

1. Plan. This Award is subject to all of the terms and conditions set forth herein and in the Plan, as the same may be amended from time to time, which is herein incorporated by reference. Terms not defined in this agreement are defined in the Plan. If any term or condition in this Award is inconsistent with the Plan, the Plan shall control. By accepting this Award, you unconditionally agree to be bound by the applicable terms, conditions and provisions of the Plan and this Award. Notwithstanding the foregoing, this Award shall not be amended or adjusted if such amendment or adjustment would cause this Award to fail to satisfy the requirements of Section 409A of the Code. The grant of an Award in any year does not entitle an individual to an Award in any subsequent year.

2. Bookkeeping Account. A bookkeeping account will be maintained to keep track of the RSUs you earn and any dividend equivalents units (“DEUs”) attributable to your RSUs as described below.

3. Dividend Equivalent Units. The RSUs credited to your account will be credited quarterly with DEUs for cash or stock dividends paid on a Share. DEUs attributable to cash dividends are determined by

•	multiplying the cash dividend paid per Share by the number of RSUs and DEUs previously credited to your account, and

•	dividing the product determined above by the New York Stock Exchange closing price of the Company’s class B common stock on the day before the dividend is paid.

Each whole DEU or fraction thereof has a value equal to one Share or the corresponding fraction thereof.

4. Vesting. The RSUs credited to your account will be fully vested on the Grant Date and any DEUs credited to your account will be fully vested on the date they are credited to your account.

5. Shares. A number of Shares equal to the number of vested RSUs and DEUs credited to your account (less Shares withheld to pay taxes) will be transferred to you on the date of your separation from service (within the meaning of Section 409A of the Code) with the Company.

Notwithstanding the foregoing, if (i) you are a “specified employee” (within the meaning of Section 409A of the Code taking into account such elections as the Board may choose to make from time to time and as are binding on all of the Company’s deferred compensation plans), and (ii) the distribution event is a “separation from service” (within the meaning of Section 409A of the Code), other than death, then no amount shall be distributed to you before the date that is 6 months and one day after the date of your separation from service (or, if earlier, the date of your death) and any amounts that would have been distributed during the 6 months after your separation from service (or prior to death) shall be accumulated and distributed on the date that is 6 months and one day after the date of your separation from service (or, if earlier, upon the date of your death).

The benefit payable to you will be based entirely on the number of vested RSUs and DEUs credited to your account at the time this Award becomes so payable.

6. Nontransferable. This Award and your RSUs and DEUs are not transferable except by will or the laws of descent and distribution.

ATTEST:	UNITED PARCEL SERVICE, INC.

Secretary	Chairman and Chief Executive Officer